Exhibit 99.1

Contact:                 Lisa Riordan
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS PERIOD FOUR AND FIRST FISCAL QUARTER
SAME-STORE SALES AND GIVES GUIDANCE ON RESTAURANT OPERATING COSTS

Company-Operated Restaurant Operating Costs Remain Under Control Despite Significant Headwinds from California Economy and the Resulting Same-Store Sales Declines

CARPINTERIA, Calif. – May 27, 2009 – CKE Restaurants, Inc. (NYSE: CKR) announced today period four and first fiscal quarter company-operated same-store sales for the four and sixteen-week periods ended May 18, 2009, for Carl’s Jr.® and Hardee’s®.

Brand	Period 4		First Quarter
	FY 2010	FY 2009	FY 2010	FY 2009
Carl’s Jr.	-6.2%	+4.2%	-5.1%	+3.9%
Hardee’s	0.0%	-1.0%	+2.5%	-0.6%
Blended	-3.5%	+1.8%	-1.8%	+1.8%

“While we were pleased with positive same-store sales of 2.5 percent at Hardee’s for the first quarter, the decline in same-store sales at Carl’s Jr. disappointed our management team,” explained Andrew F. Puzder, chief executive officer.   “Improving same-store sales at both brands remains a high priority for us.  However, maintaining our profitability and brand image over the long-term is a higher priority than generating short-term positive same-store sales.

 “As such, notwithstanding a blended same-store sales decline of 1.8 percent for the first quarter, we expect to hold our company-operated restaurant operating costs essentially flat as compared to the prior year first quarter.  We anticipate lower food and labor costs will offset higher occupancy costs.  Increased depreciation resulting from our ongoing remodel program, as well as the deleveraging impact from our blended same-store sales decline, negatively impacted our occupancy costs.

“Blended same-store sales declined by 1.8 percent during the first quarter after having increased by 1.8 percent during the first quarter of last year.  As a result, on a two-year basis, blended same-store sales for the first quarter were flat. We continue to move forward with sales-building initiatives that will increase awareness of the superior value of our premium quality burgers relative to the products of both our fast-food and casual-dining competitors.  We are also striving to increase awareness of both the non-core and lower-priced products on our menus without resorting to margin-eroding deep discounting practices.

 “With respect to the brands, for the first quarter, Hardee’s same-store sales rose 2.5 percent, compared to a decline of 0.6 percent for the first quarter of fiscal 2009.  On a two-year basis, Hardee’s same-store sales increased 1.9 percent for the first quarter of fiscal 2010.   Poor weather conditions for much of period four were primarily responsible for Hardee’s flat same-store sales in period four.  Hardee’s trailing-13 period average unit volume advanced from period three to $1,010,000 in period four, a 5 percent year-over-year increase.  Very late in the period, Hardee’s re-introduced its successful Six Dollar Thickburger®, so named because six dollars is about the price consumers would expect to pay for a similar product at leading casual-dining restaurants.  The Six Dollar Thickburger, available at participating Hardee’s for its original price of just $3.99, is a good example of how we can meet the value needs of our customers without sacrificing our food quality and brand equity.

 “Unemployment in California increased from 6.6 percent last April to 11 percent this April, one of the highest rates in the country, and significantly higher than the national unemployment rate of 8.9 percent for April 2009.  As a result, the California economy continues to negatively impact same-store sales at Carl’s Jr. -- with 362, or 87 percent, of company-operated Carl’s Jr.’s restaurants located in California.  It is also not surprising that this environment would negatively impact results at Carl’s Jr. since our brand remains one of the only sizeable hamburger fast-food chains that has resisted the temptation to generate short-term sales with a heavily-discounted, low-quality, value menu.  Same-store sales for Carl’s Jr. declined 6.2 percent for the fourth period and 5.1 percent for the first quarter.  On a two-year basis, same-store sales decreased 1.2 percent for the first quarter.  Carl’s Jr.’s trailing-13 period average unit volume totaled $1,507,000 in period four, which compares to $1,514,000 for the same period last year.

 “At the beginning of period five, we re-introduced the Portobello Mushroom Six Dollar Burger™ at Carl’s Jr.  We expect that new product introductions and the roll-out of various programs designed to improve our value perception on our own terms will help mitigate the unfavorable impact from the California economy.  When California’s economy begins to recover, we will continue to be well positioned as the taste and quality leader for our segment.

“We remain steadfast in our belief that strategies deployed for short-term sales pops can have damaging long-term effects,” Puzder concluded.  “Carl’s Jr. is a strong brand, so while we will continue to implement sales-driving initiatives, we are prepared to ‘tough-it-out’ to protect our brand image, food quality ratings and profitability by not resorting to deep discounting practices designed to boost same-store sales in the short-term.”

First Quarter Revenue Trends
Company-operated
For period four and the first quarter of 2010, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

	($ in millions)
Brand	Period 4		First Quarter
	FY 2010	FY 2009	FY 2010	FY 2009
Carl’s Jr.	$46.8	$48.4	$192.1	$195.3
Hardee’s	$38.1	$39.8	$151.0	$162.9
Total	$84.9	$88.2	$343.1	$358.2

Total revenue for company-operated restaurants declined $3.3 million in period four and $15.1 million for the first quarter, primarily driven by the refranchising of Hardee’s restaurants during the prior fiscal year as well as the same-store sales decline as Carl’s Jr.

Franchise-related
Another component of CKE Restaurant’s revenues relates to franchise fees and royalties.  As previously disclosed, the Company completed its refranchising program in fiscal 2009; hence, the $1.5 million of franchise fee revenue the Company received last year during the first quarter will not recur this year.

First Quarter Cost Trends
As has been the practice, the Company is providing general insight with respect to certain of its operating expenses for the first quarter of fiscal 2010. Investors should be aware however that the Company has yet to complete its review of the cost components for the full quarter, and that there may be other material trends or items which could adversely or positively impact operating expenses or its business in general.

“On a consolidated basis, fiscal 2010 first quarter restaurant operating expenses as a percentage of company-operated restaurants revenue are anticipated to be essentially flat as compared to the first quarter of fiscal 2009, which was 80.0 percent,” explained Ted Abajian, Executive Vice President and Chief Financial Officer.

“While year-over-year costs for potatoes, pork, chicken and soft drink syrups were higher in the quarter, we have been able to offset these increases with a combination of menu price increases and favorable costs relative to cheese, oil, produce, bakery items, and beef,” Abajian continued.  “We anticipate food and packaging costs as a percentage of company-operated restaurants revenue to be 55 to 65 basis points lower than our results for the first quarter of fiscal 2009.  In the prior year first quarter, food and packaging costs on a consolidated basis were 29.3 percent of company-operated restaurants revenue.

“We expect labor and employee benefit costs as a percentage of company-operated restaurants revenue to be 60 to 70 basis points lower than our results for the first quarter of fiscal 2009. In the prior year first quarter, labor and employee benefit costs on a consolidated basis, were 28.9 percent of company-operated restaurants revenue.

“We anticipate consolidated occupancy and other costs as a percentage of company-operated restaurants revenue for the first quarter will be approximately 120 to 130 basis points higher than the results reported in the first quarter of fiscal 2009 primarily due to an increase in depreciation expense of approximately 85 to 95 basis points related to our ongoing remodel program and the deleveraging impact of our blended same-store sales decline during the first quarter of fiscal 2010. In the prior year first quarter, occupancy and other costs on a consolidated basis, were 21.8 percent of company-operated restaurants revenue.

“The Company expects interest expense for the first quarter to be approximately $5.4 million.  This figure includes interest paid on the Company’s term loan and revolving credit facility as well as an estimated $1.8 million negative adjustment to mark-to-market the interest rate swap agreements.”

The Company will report fiscal 2010 first quarter earnings and period five same-store sales results on or about June 24, 2009.

As of the end of its fiscal fourth quarter on Jan. 26, 2009, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,116 franchised or company-operated restaurants in 42 states and in 14 countries, including 1,195 Carl's Jr.® restaurants and 1,908 Hardee's® restaurants.

SAFE HARBOR DISCLOSURE
Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management's current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company's results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers' concerns or adverse publicity regarding the Company's products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee's brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers' compensation and general liability premiums and claims experience, changes in the Company's suppliers' ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company's franchisees, franchisees' willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company's filings with the Securities and Exchange Commission.

       Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

# # #